REDEMPTION NOTICE

(First Class Mail,
Postage Prepaid)
[Holder Address]

Re: LSB Industries, Inc. (the “Corporation”) redemption of all outstanding $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Convertible Exchangeable Preferred Stock”); CUSIP No. 502160-50-0

Dear Convertible Exchangeable Preferred Stock Holder:

Pursuant to Section 5 of that certain Certificate of Designations of the Convertible Exchangeable Preferred Stock, dated as of May 19, 1993 (the “Certificate of Designations”), the Corporation hereby notifies you that the Board of Directors of the Corporation has resolved to redeem, and the Corporation is redeeming, all of the outstanding Convertible Exchangeable Preferred Stock on August 27, 2007 (the “Redemption Date”).

On the Redemption Date, the Convertible Exchangeable Preferred Stock will be redeemed by the Corporation at $50.00 per share, plus an amount in cash equal to all accrued and unpaid dividends on the Convertible Exchangeable Preferred Stock pro rata to the Redemption Date (which accrued and unpaid dividends pro-rata to the Redemption Date will be $26.25 per share.) (the “Redemption Price.”)

Pursuant to Section 5 of the Certificate of Designations, on or after the Redemption Date, you shall surrender the certificate(s) evidencing your shares of Convertible Exchangeable Preferred Stock to UMB Bank, n.a., Securities Transfer Division, 928 Grand Blvd., 5th Floor, Kansas City, MO 64106, or at P.O. Box 419064, Kansas City, MO 64141-6064 (the “Exchange Agent”). Certificates sent to the Exchange Agent should be sent by registered mail. The Exchange Agent shall be the place of payment of the Redemption Price. Regardless of whether or not certificate(s) evidencing shares of Convertible Exchangeable Preferred Stock are surrendered by you, if, on the Redemption Date, funds necessary for the redemption of shares of Convertible Exchangeable Preferred Stock not converted shall have been irrevocably deposited with the Exchange Agent, then, on and after the Redemption Date, dividends will cease to accumulate or accrue on all shares of the Convertible Exchangeable Preferred Stock, the shares of Convertible Exchangeable Preferred Stock shall no longer be deemed to be outstanding, all holders of such certificates of Convertible Exchangeable Preferred Stock shall cease to be stockholders of the Corporation, and all rights whatsoever with respect to the shares of Convertible Exchangeable Preferred Stock shall terminate (except your right to receive the Redemption Price, without interest, upon surrender of your certificates for redemption).

Each share of your Convertible Exchangeable Preferred Stock is convertible into the Corporation’s common stock at the conversion rate of 4.329 shares of common stock. If you convert, however, no fractional shares shall be issued. Instead of any fractional shares of common stock which would otherwise be issuable upon conversion, the Corporation will pay a cash adjustment in respect of such fractional interest in the amount equal to the same fraction of the market price per share of common stock at the close of business on the day of conversion. Your right and the right of all holders of Convertible Exchangeable Preferred Stock to convert shares of Convertible Exchangeable Preferred Stock pursuant to Sections 5 and 6 of the Certificate of Designations, terminates at the close of business at 4:30 p.m. (CST) on August 17, 2007, which is ten days prior to the Redemption Date. The Redemption Date is August 27, 2007. Pursuant to Section 6 of the Certificate of Designations, if after receipt of this Redemption Notice you elect to convert all or any portion of your shares of Convertible Exchangeable Preferred Stock, you will not be entitled to receive any payments of, or adjustment relating to, any accrued and unpaid dividends on shares of the Convertible Exchangeable Preferred Stock so surrendered for conversion. If you elect to convert your shares of Convertible Exchangeable Preferred Stock pursuant to the terms of the Certificate of Designations, please complete the attached Conversion Notice and return such, together with the certificates representing your shares of Convertible Exchangeable Preferred Stock, duly endorsed in blank or to the Corporation, to the Exchange Agent.

The Redemption Price will be paid to you upon the later of the Redemption Date or the presentation and surrender of your shares of Convertible Exchangeable Preferred Stock to the Exchange Agent for redemption. In your letter of transmittal to the Exchange Agent surrendering your shares of Convertible Exchangeable Preferred Stock for redemption, please include either wire instructions for the payment of the Redemption Price or a mailing address to which the Redemption Price shall be sent. If you request payment of the Redemption Price by wire transfer, your signature requesting such payment by wire transfer or payment to a party other than the registered holder must have a medallion signature guarantee.

Whether you are tendering your shares of Convertible Exchangeable Preferred Stock for redemption or conversion, please endorse the certificates representing your shares as follows:

(a) The certificates representing the shares must be duly endorsed by the holder of record thereof in exactly the same way as the name appears on the face of the certificate evidencing the shares tendered for redemption or conversion without any change or alteration, except as provided in subparagraph (b) below;

(b) When the endorsement is executed by an officer of a corporation or an attorney, executor, administrator, trustee, guardian or other person acting in a fiduciary of representative capacity, the person signing the endorsement must give his or her full title in such capacity, and proper evidence of the appointment and authority of such person must be forwarded to the Exchange Agent; and

(c) In the case of joint ownership of shares, all joint owners must sign; and

(d) In the case of persons alleging theft, loss or destruction of certificates representing shares, provision of an appropriate affidavit and indemnity against any claim with respect to such certificate shall constitute proper delivery of such certificates only if the form of such affidavit and indemnity is reasonably acceptable to the Company and Exchange Agent.

Also enclosed is a W-9 form for you to complete. Please return the completed W-9 form and your certificate or certificates of your Convertible Exchangeable Preferred Stock, duly endorsed, to the Exchange Agent.

Should you have any questions regarding this Redemption Notice, please do not hesitate to contact Elizabeth Camacho at UMB Bank. telephone: 816-860-7744 and fax: 816-860-3970.

This Notice of Redemption is being mailed to the record holders of the Convertible Exchangeable Preferred Stock on July 12, 2007.